UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: February 25, 2009

(Date of earliest event reported)

QUEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-33787 (Commission File Number)	26-0518546 (I.R.S. Employer Identification Number)

210 Park Avenue, Suite 2750

Oklahoma City, Oklahoma 73102

(Address of principal executive offices, including zip code)

(405) 600-7704

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 25, 2009, the Oklahoma Department of Securities (the "ODS") filed a petition (the "Lawsuit") against David E. Grose, the former Chief Financial Officer of Quest Energy GP, LLC (the “General Partner”), the general partner of Quest Energy Partners, L.P., in the District Court of Oklahoma County, Oklahoma.

The Lawsuit alleges that Mr. Grose directly participated and/or materially aided Jerry Cash, the General Partner's former Chief Executive Officer, in connection with the unauthorized transfer of $10.0 million to an entity controlled by Mr. Cash. The Lawsuit also alleges that Mr. Grose and another former employee, Brent Mueller (the purchasing manger), received kickbacks from several related suppliers over a two year period exceeding $800,000 each. The General Partner believes the amounts are approximately $850,000 for Mr. Grose and approximately $860,000 for Mr. Mueller. In addition, the Lawsuit alleges that during the third quarter of 2008, Mr. Grose and Mr. Mueller engaged in the direct theft of $1.0 million for their personal benefit and use.

The General Partner has investigated these matters and on March 3, 2009 filed suit against Mr. Grose, Mr. Mueller and the suppliers seeking an asset freeze and damages related to the kickbacks and the misappropriation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST ENERGY PARTNERS, L.P., By QUEST ENERGY GP, LLC, its General Partner

By:	/s/ Eddie M. LeBlanc
Eddie M. LeBlanc
Chief Financial Officer

Date: March 6, 2009